Exhibit 1

100 @ 56.32; 117 @ 56.33; 252 @ 56.31; 200 @ 56.29; 100 @ 56.295; 200 @ 56.26;
400 @ 56.27; 114 @ 56.3; 100 @ 56.28; 100 @ 56.306172; 100 @ 56.24; 210 @ 56.21;
725 @ 56.2;
1,500 @ 56.11; 411 @ 56.15; 211 @ 56.19; 100 @ 56.18; 351 @ 56.16; 122 @ 56.17;
145 @ 56.14; 422
@ 56.13; 1,512 @ 56.12; 2,097 @ 56.09; 700 @ 56.08; 100 @ 56.08031; and 11 @
56.1